ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of December 31, 1998, by and between NETWORK ACQUISITIONS, INC., a Colorado corporation ("Buyer"), and CAVION TECHNOLOGIES, INC., a Colorado corporation ("Seller").

                           W I T N E S S E T H:

     WHEREAS, Seller provides secure Internet, intranet and extranet products for credit unions and other financial institutions (the
"Business") and owns certain intellectual property and assets used in connection with the Business;

     WHEREAS, this Agreement sets forth the terms and conditions upon which Seller is willing to sell and Buyer is willing to purchase substantially all of Seller's assets.

     NOW THEREFORE, in consideration of the mutual promises of the parties, in reliance on the representations, warranties, covenants and conditions contained in this Agreement, and for other good and valuable consideration, the parties agree as follows:

1.   PURCHASE AND SALE OF ASSETS

     1.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, at the closing (as defined in Section 2.1), all of Seller's assets, properties, rights, claims and goodwill, of every kind, character and description, tangible and intangible, real and personal, wherever located and whether or not reflected on the books and records of Seller, which are used in the Business, including, without limitation, the following (collectively, the "Assets"):

          (a) all furniture, furnishings, fixtures, machinery, equipment (including computers and office equipment), and leasehold improvements, which (i) are located at Seller's facilities in Denver, Colorado and Colorado Springs, Colorado, which facilities are described more particularly on Schedule 1.1(a) (the "Facilities") or (ii) are listed on Exhibit A to the Bill of Sale referred to in Section 2.3(a);

          (b) all cash Seller has on hand and any and all of Seller's accounts, whether checking, savings, investment, certificate of deposit, with any financial institution as of the Closing Date (as defined in Section 2.1);

          (c) all parts, supplies (including office supplies) and incidentals which (i) are located at the Facilities or (ii) are listed on Exhibit A to the Bill of Sale referred to in
               Section 2.3(a);

          (d) all accounts receivable of Seller arising in connection with the Business ("Accounts Receivable"), subject to
               Section 2.6;

          (e) all credit, prepaid expenses and other items, security deposits and unbilled costs and fees of Seller attributable to the Assets or Business;

          (f) subject to Section 1.2 regarding Excluded Assets, all right, title and interest of Seller in and to intellectual property and other intangible property associated with the Business, including, without limitation, customer lists, data bases and other goodwill, trade secrets, methods, inventions and other know-how, and trademarks, service marks, trade names (including the name "Cavion Technologies"), domain names, and copyrights, whether registered or unregistered, and any applications therefor;

          (g) all rights of Seller under the Material Contracts (as defined in section 3.10);

          (h) all books, records, manuals and other materials (in any form or medium) relating to, or used by Seller in connection with, the Assets or Business;

          (i) all rights, claims and actions arising out of occurrences before or after the Closing, which relate to, or arise from, the Assets or Business;

          (j) all licenses, permits, authorizations and approvals of governmental or other regulatory authorities which relate to the Assets or Business; and

          (k) subject to Section 1.2 regarding Excluded Assets, all assets and properties reflected on the Balance Sheet (as defined in Section 3.4(a)), excepting only those assets and properties which have been disposed of by Seller in the ordinary course of the Business after the date of the Balance Sheet.

     1.2 EXCLUDED ASSETS. Notwithstanding Section 1.1, this Agreement shall not effect the transfer of, and the term "Assets" shall be deemed not to include the following:

          (a)  warrants to purchase common stock of Convergent
               Communications, Inc. currently held by Seller.

     1.3 ASSUMPTION OF LIABILITIES. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and agree to pay, discharge or perform, as appropriate, (i) all obligations and liabilities of Seller reflected on the Balance Sheet (as updated to the Closing Date), on the list of accounts payable delivered pursuant to Section 2.7, or on Schedules 3.5 or 3.8 to this Agreement, (ii) all obligations of Seller for accrued salaries, wages and other benefits of the Continuing Employees (as defined in Section 2.8), and (iii) all obligations and liabilities arising on or after the Closing Date with respect to the Assets or the Business (collectively the "Assumed Liabilities"). The Assumed Liabilities will include all amounts due Buyer under the Loan Agreement dated as of September 14, 1998 between Buyer and Seller. Except as specifically assumed by Buyer under this Section, Seller shall retain and agree to pay, discharge or perform, as appropriate, all obligations and liabilities arising prior to the Closing Date with respect to the Assets or the Business.

     1.4 AMOUNT OF PURCHASE PRICE. In consideration for Seller's sale of assets, Buyer will (i) issue and deliver to Seller the number of shares of Buyer's Class A common stock determined according to
          Section 1.5, and 28,648 shares of Buyer's Class B common stock, and (ii) assume the liabilities of Seller described in Section
          1.3. The parties intend the transactions contemplated by this Agreement to qualify as a tax-free reorganization under section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.

     1.5 CLASS A SHARES ISSUED. The number of shares of Buyer's Class A common stock issued and delivered to Seller at the Closing will be the number in cell J43 of the capitalization table included in Schedule 4.6, as updated to the Closing Date. The parties agree that this number will be equal to 12% of the equity interest in Buyer on a fully diluted basis as of the completion of the Closing, subject to the following adjustments:

          (a) The warrants issued to purchasers of Units (consisting of 15% Secured Notes due October 19, 2000 along with Class A Common Stock Purchase Warrants) under the Private Placement Memorandum dated October 20, 1998 (the "Debt Offering"), shall be counted as if exercised in full prior to the Closing.

          (b) The Convertible Preferred Stock, Series A of Buyer (the "Preferred Stock") shall be counted as if converted in full prior to the Closing, to the extent of (i) one-half of the total $2 million offering of Preferred Stock, plus (ii) the number of additional shares of Preferred Stock that, at the offering price, results in proceeds equal to the underwriter's total cash compensation (including expense allowance) related to the shares counted under clause (i), and the additional underwriter's compensation related to all additional shares counted under this clause (ii), plus
               (iii) the number of additional shares of Preferred Stock that, at the offering price, results in proceeds equal to Buyer's total other costs related to the offering of Preferred Stock (including without limitation amounts payable to counsel, accountants and the printer for the offering).

          The number shown in cell J43 of the Schedule 4.6 capitalization table is based on Buyer's estimate of costs related to the offering of Preferred Stock at $75,000. At the Closing, Buyer will provide a true and accurate final accounting of Buyer's costs related to the offering. The number of shares of Buyer's Class A common stock issued and delivered to Seller at the Closing will be adjusted according to (i) Buyer's final cost accounting, and (ii) the number of shares of Preferred Stock offered in Buyer's $2 million offering (if different from that shown in cell L21 of the Schedule 4.6 capitalization table).

2.   CLOSING AND POST-CLOSING MATTERS

     2.1 TIME AND PLACE. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. Mountain Time, at the principal offices of Buyer in Englewood, Colorado, or such other place as Buyer and Seller shall mutually agree, on the earliest date on which Buyer and Seller are able to satisfy their respective obligations under Sections 2.2 and 2.3 (the "Closing Date").

     2.2 BUYER'S DELIVERIES AT CLOSING. At the Closing, Buyer shall deliver to Seller the following:

          (a) certificates representing the shares of Buyer's Class A common stock and Class B common stock to be issued and delivered to Seller under this Agreement;

          (b) a Bill of Sale, Assignment, and Assumption Agreement, in the form of Exhibit 2.3(a), in which Buyer assumes and agrees to pay, discharge or perform as appropriate the Assumed Liabilities;

          (c) the other agreements, opinions, certificates and other documents referred to in Section 7 and elsewhere in this Agreement; and,

          (d) the Buyer Balance Sheet (as defined in Section 4.4), updated to the Closing Date. The updated Buyer Balance Sheet shall show that Buyer has cash of at least $1,000,000, and has no liabilities except for (i) 15% Secured Notes issued under the Private Placement Memorandum of Buyer dated October 20, 1998, aggregating approximately the amount advanced by Buyer to Seller pursuant to that certain Promissory Note dated September 8, 1998 between Buyer and Seller, and (ii) offering costs in connection with raising the cash and placing the Secured Notes.

     2.3 SELLER'S DELIVERIES AT CLOSING. At the Closing, Seller shall deliver to Buyer the following:

          (a) a Bill of Sale, Assignment, and Assumption Agreement in the form of Exhibit 2.3(a), and such other instruments of conveyance, assignment, transfer, in form and substance reasonably satisfactory to Buyer's counsel, as shall be effective to transfer and assign to, and vest in, Buyer all of the Assets; and

          (b) the other agreements, opinions, certificates and other documents referred to in Section 7 and elsewhere in this Agreement.

          In addition, Seller shall take such other steps as reasonably may be necessary to put Buyer in actual possession and operating control of the Assets.

     2.4 THIRD PARTY CONSENTS. To the extent Seller's rights under any agreement, commitment, plan, authorization or other Asset to be assigned to Buyer hereunder may not be assigned without the consent of another person or entity which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required consent as promptly as possible. If any such consent is not obtained, or if any attempted assignment would be ineffective or would impair Buyer's rights under the Asset so that Buyer would not in effect acquire the benefit of all such rights, Seller shall, to the maximum extent permitted by law and the Asset, act after the Closing as Buyer's agent in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

     2.5 SELLER'S FURTHER ASSURANCES. Seller from time to time after the Closing shall execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certificates and further assurances as Buyer reasonably may request in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, the Assets, or to better enable Buyer to complete, perform or discharge the Assumed Liabilities.

     2.6 ACCOUNTS RECEIVABLE. At Closing, Seller shall deliver to Buyer a schedule containing a complete and accurate list of all of Seller's Accounts Receivable as of the Closing Date. All proceeds from Accounts Receivable collected by Buyer or Seller after Closing shall be retained by Buyer, and shall be paid by Seller to Buyer, as applicable.

     2.7 ACCOUNTS PAYABLE. At Closing, Seller shall deliver to Buyer a schedule containing a complete and accurate list of all of Seller's Accounts Payable as of the Closing Date.

     2.8 EMPLOYMENT MATTERS. Effective as of the Closing Date, Buyer shall offer employment to those employees listed on Schedule 2.8 who are employed by Seller principally in the operation of the Business, at wage and salary levels and with employee benefits as are listed on Schedule 2.8. Seller shall use its commercially reasonable efforts to cause such employees to accept such employment with Buyer. All such employees hired by Buyer as of the Closing Date shall be referred to in this Agreement as the "Continuing Employees." Except as provided herein, Buyer shall have no liability or obligation to any employee of Seller (including Continuing Employees) resulting from the transactions contemplated hereby, including, without limitation, change of control, payments or liabilities incurred upon termination of employment by Seller. Seller specifically acknowledges that the Assets to be transferred to Buyer pursuant to this Agreement include Seller's rights (including rights of specific enforcement) under all proprietary and confidentiality agreements and agreements regarding ownership of intellectual property between Seller and any employee of Seller, whether past or present as of the Closing Date, regardless of whether said employee is a Continuing Employee.

     2.9 CHANGE OF NAMES. As soon as reasonably possible (taking into consideration Colorado law), but in no event later than 30 days after Closing, Seller shall change its corporate name to a name not including the word "Cavion", and Buyer shall change its corporate name to "Cavion Technologies, Inc."

3.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     3.1 CORPORATE ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, with full power and authority (corporate, governmental and otherwise) to own and operate its properties and business as currently conducted and as contemplated to be conducted. Seller is not qualified to do business as a foreign corporation in any jurisdiction other than the state of Colorado.

     3.2 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The execution, delivery and performance of this Agreement by Seller is within its corporate power and authority, and has been duly authorized by all requisite corporate action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller pursuant to this Agreement (together with this Agreement, the "Seller's Documents") will be duly executed and delivered on behalf of Seller. This Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors' rights generally and by general equitable principles.

     3.3 NO CONFLICTS; CONSENTS. The execution, delivery and performance of the Seller's Documents by Seller does not and will not (with or without the giving of notice or the passage of time, or both) violate, conflict with, result in a breach or default under, give rise to any rights of acceleration, modification, termination or cancellation of, result in the creation of any lien, claim or encumbrance pursuant to, or require any notice or consent under (except as described in Schedule 3.10), the charter or bylaws of Seller, or any mortgage, indenture, instrument, agreement, understanding or commitment of any kind, or any law, regulation, rule, order, judgement or decree, to which Seller is a party or by which Seller is bound or affected, other than such notices and consents which have been given or obtained. No authorization, permit, approval or consent of, and no registration or filing with any governmental or regulatory authority is required in connection with the execution, delivery and performance by Seller of the Seller's Documents.

     3.4 FINANCIAL STATEMENTS. Seller has delivered to Buyer true and complete copies of the following financial statements (the "Financial Statements") which are attached hereto as Schedule 3.4, all of which have been prepared from Seller's books and records in accordance with generally accepted accounting principles (except for the absence of footnotes) consistently applied and maintained throughout the periods indicated and present fairly and accurately the financial condition and results of operations of the Business at the dates and for the periods covered:

          (a)  balance sheet as of October 31, 1998 (the "Balance Sheet");
               and

          (b)  income statement for the ten months ended October 31, 1998.

     3.5 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the Balance Sheet, the list of accounts payable delivered pursuant to Section 2.7, and the Schedules to this Agreement (including
          Schedule 3.5), Seller has no material liabilities, obligations or commitments arising from or associated with the Business or the Assets. Without limiting the foregoing, Seller has not incurred any obligation to pay any broker's, finder's or similar fees or commissions based on the transactions contemplated by this Agreement.

     3.6 ABSENCE OF CHANGES OR EVENTS. Since the date of the Balance Sheet, there has not been any change, development, event or condition which has had or which could reasonably be expected to have a material adverse effect on the financial condition or operations of Seller, as reflected in the Financial Statements, the Assets or the Business ("Material Adverse Effect"). Since the date of the Balance Sheet, except as disclosed in the Financial Statements and on Schedule 3.6, Seller has not declared (directly or indirectly) or paid a dividend or made any other distribution with respect to its capital stock (including, without limitation, the redemption or purchase of shares), (b) directly or indirectly acquired any shares of its capital stock,
          (c) made any capital expenditures in connection with the Business in excess of $10,000, (d) incurred any indebtedness in connection with the Business in excess of $10,000, or (e) entered into any transaction with respect to the Assets or Business other than in the ordinary course.

     3.7 TITLE TO AND CONDITION OF ASSETS. Seller has, and at the Closing Buyer will obtain, good, valid and marketable title to the Assets, free and clear of any lien, claim or encumbrance of any kind, except (i) as expressly set forth on the Balance Sheet or as otherwise expressly permitted by this Agreement, (ii) liens for current taxes not yet due, (iii) Permitted Liens, as defined in Article 1 of the Loan Agreement dated as of September 14, 1998 between Buyer and Seller, or (iv) minor matters that, in the aggregate, are not substantial in amount and do not and could not reasonably be expected to materially impair the use of the Assets or the conduct of the Business. Except as set forth in Section 1.2, the Assets constitute all of the assets and properties used in the conduct of the Business and are adequate and sufficient for the current operations of the Business. Except as set forth in Section 1.2, there are no assets or properties located at the Facilities which are not being transferred to Buyer hereunder. All furniture, fixtures, equipment, machinery and similar property to be acquired by Buyer hereunder are in good operating condition and repair, reasonable wear and tear excepted, are free from material defects and are suitable for the purposes used.

     3.8 TAXES. Seller timely has filed with the appropriate authority all required federal, state and local income and other tax returns and reports relating to Seller's assets or business. Except as set forth on Schedule 3.8, Seller has paid or caused to be paid in full all taxes, assessments and other governmental charges (including interest and penalties thereon) which are due and payable by Seller, or in respect of Seller's assets or business (including, but not limited to, property, sales, intangible and payroll taxes).

     3.9 LITIGATION. Except as described on Schedule 3.9, there is no pending claim, action, suit, proceeding or investigation judicial, governmental or otherwise), nor any order, decree or judgement in effect, or, to the Seller's knowledge, threatened, against Seller which reasonably could be expected to have a Material Adverse Effect or which relates to the transactions contemplated by this Agreement.

     3.10 CONTRACTS. Schedule 3.10 hereto contains a complete description of each written and oral agreement, understanding and commitment relating to the Assets or Business to which Seller is a party or by which Seller is bound (other than agreements with Buyer), which, measured from and after Closing, provides for aggregate payments exceeding $1,000, has a term greater than one year, or which is otherwise material to the Assets or Business (such oral or written agreements, understanding and commitments are referred to as the "Material Contracts"). Except as described in Schedule 3.10, each Material Contract is valid, binding and enforceable, is fully assignable to Buyer (without requiring a consent or approval which has not been obtained), and Seller is not in default thereunder (or will be with the giving of notice, the passage of time, or both). Seller has no reason to believe that any Material Contract can not be replaced on substantially similar terms.

     3.11 COMPLIANCE. Seller has complied in all material respects with all federal, state and local ordinances, regulations and orders applicable to the Business or the ownership of the Assets. Seller is not in violation of any order, writ, injunction or decree of any court or any federal, state, municipal or other domestic governmental department, commission, board, bureau, agency or instrumentality, which violation could reasonably be expected to have a Material Adverse Effect. Except with respect to regulatory approvals which may in the future be required with respect to products or services offered or to be offered in connection with the Business, Seller has all federal, state and local governmental licenses and permits material to and necessary in the conduct of the Business; such licenses and permits are in full force and effect, no violations have been recorded in respect of any such licenses or permits, and no proceeding is pending or threatened to revoke or limit any thereof. Schedule 3.11 hereto contains a list of all federal, state and local governmental or administrative licenses and permits obtained by Seller in force and effect as of the Closing Date. Except as described in Schedule 3.11, none of such licenses and permits will be affected in any material respect by the consummation of the transaction contemplated in this Agreement.

     3.12 INSURANCE. Seller warrants that all insurance policies, including, but not limited to, liability, theft, business interruption, life, fire, workers' compensation, health and other forms of insurance maintained by Seller in connection with the Business are in full force and effect and no notice of cancellation or similar notice has been given to Seller. Seller will undertake all reasonably necessary steps and execute all reasonably necessary documents to have all of Seller's insurance policies transferred to Buyer upon Closing and to ensure that Buyer is covered under said insurance policies for any and all losses or claims relating to the Assets or Assumed Liabilities.

     3.13 ACCOUNTS RECEIVABLE. Schedule 3.13 contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet. The schedule delivered by Seller to Buyer on the Closing Date pursuant to Section 2.6 will contain a complete and accurate list of all Accounts Receivable as of the Closing Date.

     3.14 ACCOUNTS PAYABLE. Schedule 3.14 contains a complete and accurate list of all Accounts Payable as of the date of the Balance Sheet. The schedule delivered by Seller to Buyer on the Closing Date pursuant to Section 2.7 will contain a complete and accurate list of all Accounts Payable as of the Closing Date.

     3.15 EMPLOYMENT MATTERS. Except as set forth on Schedule 3.15, all of Seller's employees involved in the Business are employed on an "at-will" basis and may be terminated by Buyer without liability. Schedule 3.15 lists each salaried employee involved in the Business and describes his or her position and salary, and describes all benefit plans and other benefits provided or available to Seller's employees (including, without limitation, retirement, health and death, incentive compensation, and vacation benefits). None of Seller's employees is a member of a labor union, nor has Seller encountered any labor union activity. There are no unfunded pension or similar liabilities regarding employees of Seller. Except as set forth on Schedule 3.15, all pension plans have been properly funded and have at all times been administered in material compliance with all applicable laws (including, without limitation, ERISA).

     3.16 INTELLECTUAL PROPERTY. Seller (i) owns or has the right to use all trademarks, trade names, service marks, copyrights, patents, licenses and rights with respect thereto ("Intellectual Property"), used in or necessary for the conduct of the Business without, to Seller's knowledge, infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing and (ii) is not obligated or under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property with respect to the use thereof or in connection with the conduct of the Business, other than license fees for third party software used to develop and deliver Seller's products and services. A list of all Intellectual Property used in or necessary for the conduct of the Business and the nature of the ownership or rights with respect thereto (including all registrations issued or applied for in respect thereof), are set forth on Schedule 3.16.

     3.17 RELATED PARTY TRANSACTIONS. Except as contemplated or otherwise disclosed on Schedule 3.17, no shareholder, officer, director or employee of Seller, nor any "affiliate" or "associate" of such persons, is a party to, or otherwise has a direct or indirect interest in, any transaction with Seller as it relates to the Business, including without limitation, any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to any such person or entity.

     3.18 COMPLETE AND ACCURATE DISCLOSURE. No representation or warranty made to Buyer in this Agreement contains, or will contain, an untrue statement of material fact, or omits or will omit to state a material fact necessary to make such representation or warranty not misleading. All documents and information which have been or will be delivered to Buyer or its representatives by or on behalf of Sellers are and will be true, correct and complete copies of the documents they purport to represent.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

     4.1 CORPORATE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, with full power and authority (corporate, governmental and otherwise) to own and operate its properties and business as currently conducted and as contemplated to be conducted.

     4.2 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The execution, delivery and performance of this Agreement by Buyer is within such party's corporate power and authority, and has been duly authorized by all requisite corporate action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Buyer pursuant to this Agreement (together with this Agreement, the "Buyer's Documents") will be duly executed and delivered on behalf of Buyer. This Agreement constitutes, and the Buyer's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors' rights generally and by general equitable principles.

     4.3 NO CONFLICTS; CONSENTS. The execution, delivery and performance of the Buyer's Documents by Buyer, does not and will not (with or without the giving of notice or the passage of time, or both) violate, conflict with, result in a breach or default under, give rise to any rights of acceleration, modification, termination or cancellation of, result in the creation of any lien, claim or encumbrance pursuant to, or require any notice or consent under, the charter or bylaws of Buyer, or any mortgage, indenture, instrument, agreement, understanding or commitment of any kind, or any law, regulation, rule, order, judgement or decree, to which Buyer is a party or by which Buyer is bound or affected. No authorization, permit, approval or consent of, and no registration or filing with, any governmental or regulatory authority is required in connection with the execution, delivery and performance by Buyer of the Buyer's Documents.

     4.4 FINANCIAL STATEMENTS. Buyer has delivered to Seller true and complete copies of the following financial statements (the "Buyer Financial Statements") which are attached hereto as
          Schedule 4.4, all of which have been prepared from Buyer's books and records in accordance with generally accepted accounting principles (except for the absence of footnotes) consistently applied and maintained throughout the periods indicated and present fairly and accurately the financial condition and results of operations of Buyer at the dates and for the periods covered:

          (a)  balance sheet as of the date hereof (the "Buyer Balance
               Sheet"); and

          (b) income statement for the period from inception to the date hereof.

     4.5 ABSENCE OF UNDISCLOSED LIABILITIES. Buyer has had no operations to date except for certain financing activities as described on
          Schedule 4.5. Except as set forth on the Buyer Balance Sheet and on Schedule 4.5, Buyer has no material liabilities, obligations or commitments. Without limiting the foregoing, Buyer has not incurred any obligation to pay any broker's, finder's or similar fees or commissions based on the transactions contemplated by this Agreement.

     4.6 CAPITALIZATION OF BUYER. Schedule 4.6 includes a complete capitalization table of Buyer as of the Closing, and an accurate and complete copy of the terms and conditions affecting each class of security reflected in the table. Except as shown in
          Schedule 4.6, Buyer does not have outstanding any securities or rights which are convertible into or exchangeable for any of its capital stock, any phantom stock, profit participation or similar rights, any rights to acquire any of the foregoing, and Buyer is not subject to any obligation (contingent or otherwise) to reacquire any shares of its capital stock. No shareholder of Buyer has any preemptive or other purchase rights with respect to the issuance of Buyer's capital stock.

     4.7 COMPLETE AND ACCURATE DISCLOSURE. No representation or warranty made to Seller in this Agreement contains, or will contain, an untrue statement of material fact, or omits or will omit to state a material fact necessary to make such representation or warranty not misleading. All documents and information which have been or will be delivered to Seller or its representatives by or on behalf of Buyer are and will be true, correct and complete copies of the documents they purport to represent.

5.   COVENANTS OF SELLER PENDING CLOSING

Seller covenants and agrees with Buyer that from the date of this Agreement to the Closing:

     5.1 CONDUCT OF BUSINESS. Seller shall conduct the Business only in the ordinary course, consistent with its prior practices and prudent business practices prevailing in the industry. For example (and not in limitation of the foregoing), Seller shall
          (i) preserve, maintain the condition of, and maintain insurance at current levels on, its Assets, (ii) preserve for the benefit of Buyer the goodwill of the Business and relations with its employees, agents, customers and suppliers. Without limiting the foregoing, Seller shall consult with Buyer regarding all significant developments, transactions and proposals relating to the Assets or Business. Seller shall not take any action or omit to take any action which reasonably could be expected to render inaccurate the representations and warranties contained in this Agreement, as if such representations and warranties were made at and as of the Closing.

     5.2 ACCESS TO INFORMATION. Upon reasonable notice and during regular business hours, Seller will give Buyer's representatives full access to Seller's personnel and to all properties, documents, contracts, books and records of Seller as Buyer may reasonably require for due diligence purposes and in order to consummate the transactions contemplated by this Agreement. However, the representations and warranties made in this Agreement, or in connection with this transaction, shall not be affected or deemed waived by reason of the fact that Buyer or its representatives knew or should have known that any such representation or warranty is, or might be, inaccurate.

     5.3 CONTINUING DISCLOSURE. Seller shall promptly disclose to Buyer any information contained in its representations and warranties made pursuant to this Agreement which, because of an event occurring after the date hereof, is incomplete or no longer is materially correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the schedules hereto for the purposes of Section 7 hereof, unless Buyer shall have consented thereto in writing.

     5.4 CONFIDENTIALITY. Unless and until the Closing has been consummated, Seller shall hold, and shall cause its employees, agents and representatives to hold in confidence any confidential data or information of Buyer made available to Seller in the course of its discussions with Buyer in connection with this Agreement, using the same standard of care to protect such confidential data or information as is used to protect Seller's confidential information. If the transactions contemplated by this Agreement are not consummated, Seller shall return or cause to be returned to Buyer all written materials and all copies thereof that were supplied to Seller by Buyer and that contain any such confidential data or information.

     5.5 NO SHOPPING. Seller shall not negotiate with any other person, or solicit or entertain any proposal, or furnish to any other person any information, concerning the acquisition in any form of the Assets or Business or a material interest therein, other than Buyer.

     5.6 PRESS RELEASES. Except as required by applicable law or as contemplated herein, Seller shall not give notice to third parties or otherwise make any public statement or release concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Buyer, which approval shall not be unreasonably withheld.

6.   COVENANTS OF BUYER PENDING CLOSING

Buyer covenants and agrees with Seller that from the date of this Agreement to the Closing:

     6.1 ACCESS TO INFORMATION. Upon reasonable notice and during regular business hours, Buyer will give Seller's representatives full access to Buyer's personnel and to all properties, documents, contracts, books and records of Buyer as Seller may reasonably require for due diligence purposes and in order to consummate the transactions contemplated by this Agreement. However, the representations and warranties made in this Agreement, or in connection with this transaction, shall not be affected or deemed waived by reason of the fact that Seller or its representatives knew or should have known that any such representation or warranty is, or might be, inaccurate.

     6.2 CONTINUING DISCLOSURE. Buyer shall promptly disclose to Seller any information contained in its representations and warranties made pursuant to this Agreement which, because of an event occurring after the date hereof, is incomplete or no longer is materially correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Buyer or the schedules hereto for the purposes of Section 8 hereof, unless Seller shall have consented thereto in writing.

     6.3 CONFIDENTIALITY. Unless and until the Closing has been consummated, Buyer shall hold, and shall cause its employees, agents and representatives to hold, in confidence any confidential data or information of Seller made available to Buyer in the course of its discussions with Seller in connection with this Agreement, using the same standard of care to protect such confidential data or information as is used to protect Buyer's confidential information. Buyer will disseminate such confidential data or information, prior to the consummation of the Closing, only with the knowledge and consent of Seller, which consent shall not be unreasonably withheld. Seller recognizes that Buyer may utilize certain of Seller's confidential data or information in preparing for the operation of the Business following the Closing, which may include, but shall not be limited to, Buyer's effort to secure additional financing for the Business or to provide for a strategic relationship with one or more persons or entities. At all times, however, Buyer shall take reasonable care to protect Seller's confidential data and information. If the transactions contemplated by this Agreement are not consummated, Buyer shall return or cause to be returned to Seller all written materials and all copies thereof supplied to Buyer by Seller containing any such confidential data or information.

     6.4 PRESS RELEASES. Except as required by applicable law or as contemplated herein, Buyer shall not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Seller, which approval shall not be unreasonably withheld.

7.   CONDITIONS TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to close is subject to the fulfillment of each of the following conditions precedent (any of which may be waived by Buyer), and Seller shall use its commercially reasonable efforts to cause each condition to be fulfilled:

     7.1 PERFORMANCE OF OBLIGATIONS. Seller shall have complied with and performed in all material respects each agreement, covenant and condition in this Agreement which are required to be performed or complied with by it at or prior to Closing.

     7.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement or made in connection with this transaction shall be true and correct in all material respects at and as of the date of the Closing, as if such representations and warranties were made at and as of Closing.

     7.3 NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, no event or development has occurred, and no condition has arisen, that has had, or reasonably could be expected to have, a Material Adverse Effect.

     7.4 KEY EMPLOYEE AGREEMENTS. Craig E. Lassen, Dave Selina and Jeff Marshall ("Key Employees") shall each have executed and delivered to Buyer an employment agreement in substantially the form attached as Exhibit 7.4.

     7.5 CONSENTS AND LICENSES. Buyer shall have obtained all governmental approvals, permits and licenses, and shall have obtained all other consents and approvals as are necessary in the opinion of Buyer's counsel to consummate the transactions contemplated herein and to enable Buyer to operate the Business as it now is operated.

     7.6 DIRECTOR AND SHAREHOLDER CONSENTS. Seller shall obtain, execute and deliver to Buyer resolutions of the Seller's Board of Directors and Shareholders affirming their knowledge and consent to the transactions contemplated herein, in a manner satisfactory to Buyer's counsel.

     7.7 LOAN EXTENSIONS. Seller shall obtain and deliver to Buyer Extension Agreements for its liabilities listed on Schedule 7.7. The Extension Agreements shall defer the listed obligations to the date on which 100 credit unions (or other entities associated with the credit union industry that provide equivalent economics) have subscribed and connected to the Company's secure network (or equivalent Company service), or otherwise to the satisfaction of Buyer.

     7.8 SATISFACTION WITH DUE DILIGENCE. Buyer shall be satisfied, in its sole reasonable discretion, with the results of its due diligence investigation (including, without limitation, its investigation of the condition of the Assets and its review of Seller's financial statements).

     7.9 ADDITIONAL DOCUMENTS. Buyer shall have received such documents, certificates and other evidence as Buyer or its counsel reasonably may request relating to the existence and standing of Seller, the authorization, execution and delivery of this Agreement by Seller, the accuracy of the representations and warranties of Seller contained herein, and the compliance by Seller with its obligations hereunder.

8.   CONDITIONS TO SELLER'S OBLIGATIONS TO CLOSE

Seller's obligations to close is subject to the fulfillment of each of the following conditions precedent (any of which may be waived by Seller), and Buyer shall use its commercially reasonable efforts to cause each condition to be fulfilled:

     8.1 PERFORMANCE OF OBLIGATIONS. Buyer shall have complied with and performed in all material respects each agreement, covenant and condition in this Agreement which are required to be performed or complied with by it at or prior to Closing.

     8.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement, or made in connection with this transaction, shall be true and correct in all material respects at and as of the date of the Closing, as if such representations and warranties were made at and as of Closing.

     8.3 NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, no event or development has occurred, and no condition has arisen, that has had, or reasonably could be expected to have, a Material Adverse Effect on Buyer.

     8.4 KEY EMPLOYEE AGREEMENTS. Buyer shall have executed and delivered to each of Craig E. Lassen, Dave Selina and Jeff Marshall an employment agreement in substantially the form attached as Exhibit 7.4.

     8.5 CONSENTS AND LICENSES. Buyer shall have obtained all governmental approvals, permits and licenses, and the parties shall have obtained all other consents and approvals as are necessary in the opinion of Seller's counsel to consummate the transactions contemplated herein and to enable Buyer to operate the Business as it now is operated.

     8.6 SHAREHOLDER CONSENT. Seller shall have obtained consent of Seller's Shareholders to the transactions contemplated herein satisfactory to Seller's counsel.

     8.7 SATISFACTION WITH DUE DILIGENCE. Seller shall be satisfied, in its sole reasonable discretion, with the results of its due diligence investigation (including, without limitation, its review of Buyer's financial statements).

     8.8 ADDITIONAL DOCUMENTS. Seller shall have received such documents, certificates and other evidence as Seller or its counsel reasonably may request relating to the existence and standing of Buyer, the authorization, execution and delivery of this Agreement by Buyer, the accuracy of the representations and warranties of Buyer contained herein, and the compliance by Buyer with its obligations hereunder. Buyer and Buyer's controlling shareholders shall have executed and delivered to Seller an Agreement for Sharing of Dilution in substantially the form attached as Exhibit 8.8.

9.   ADDITIONAL OBLIGATIONS FOLLOWING CLOSING

     9.1 PRESERVATION OF GOODWILL. Following Closing, Seller and its officers, directors, employees and shareholders will restrict their activities so that Buyer's reasonable expectations with respect to the goodwill, business reputation, employee relations, and prospects connected with the Assets and the Business will not be materially impaired thereby.

     9.2 PAYMENTS RECEIVED. Seller and Buyer shall hold and promptly will transfer and deliver to the other, from time to time as and when received, any cash, checks (with appropriate endorsements) or other property that properly belongs to the other, including, without limitation, any insurance proceeds, and after the Closing, Buyer shall have the right and authority to endorse without recourse the name of the Seller on any check or any other evidences of indebtedness received by Buyer on account of the Business or the Assets.

     9.3 POST-CLOSING PAYMENTS. Buyer shall pay the obligations listed on Schedule 7.7 on the date (the "100 Customer Date") on which 100 credit unions (or other entities associated with the credit union industry that provide equivalent economics) have subscribed and connected to the Company's secure network (or equivalent Company service), or otherwise in accordance with the Extension Agreement applying to each obligation.

     9.4 STOCK TRANSFERS. Upon Seller's request after Closing, Buyer shall transfer on its books the shares of Buyer's Class A common stock and Class B common stock delivered to Seller hereunder, into the names of Seller's shareholders in the proportions requested by Seller, and shall issue stock certificates accordingly against surrender of the stock certificates delivered to Seller at Closing.

10.  INDEMNIFICATION

     10.1 INDEMNIFICATION BY SELLER. Seller agrees to indemnify, defend and hold harmless Buyer and its shareholders, officers, directors, employees and agents, and their respective successors and assigns, from and against any and all claims, suits, losses, reasonable expenses (legal, accounting, investigation and otherwise), damages and liabilities (including, without limitation, tax liabilities), arising out of or relating to (i) any liability, obligation or commitment of Seller other than the Assumed Liabilities, (ii) the conduct of, or conditions existing with respect to, the Business prior to Closing, and (iii) any misrepresentation or breach of warranty or covenant made by Seller in this Agreement or the Seller's Documents. However, Seller does not indemnify any shareholder of Buyer with respect to any claim by that shareholder.

     10.2 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify, defend and hold harmless Seller and its shareholders, officers, directors, employees and agents, and their respective successors and assigns, from and against any and all claims, suits, losses, reasonable expenses (legal, accounting, investigation and otherwise), damages and liabilities, arising out of or relating to (i) any Assumed Liability, (ii) the conduct of, or conditions arising with respect to, the Business after Closing, except to the extent such conduct or conditions were caused by a breach of Seller's representations or conditions under this Agreement, and
          (iii) any misrepresentation or breach of warranty or covenant made by Buyer in this Agreement or the Buyer's Documents. However, Buyer does not indemnify any shareholder of Seller with respect to any claim by that shareholder.

     10.3 PAYMENT.  Upon the determination of the liability under Sections
          10.1 and 10.2 hereof, the appropriate party shall pay the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder. In the event that the indemnified party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, to set off the unpaid amount of any such claim against any amounts owed by it under this Agreement, the Seller's Documents or the Buyer's Documents. Upon the payment in full of any claim, either by set off or otherwise, the entity making payment shall be subrogated to the rights of the indemnified party against any person with respect to the subject matter of such claim.

     10.4 NOTICE AND CONTROL. In each case, the indemnity is subject to the conditions that (a) the indemnifying party is notified of the claim in a timely manner; (b) the indemnified party provides all reasonable assistance to defend against the claim at the indemnifying party's expense; and (c) the indemnifying party is given control of the defense and settlement.

11.  MISCELLANEOUS

     11.1 TERMINATION.

          (a) This Agreement may be terminated by written notice of termination at any time prior to the Closing, as follows:

               (i)   by mutual consent of Seller and Buyer;

               (ii) by Buyer, (A) at any time if the representations and warranties of Seller contained herein were incorrect in any material respect when made or at any time thereafter, (B) upon the material breach by Seller of any covenant made herein which cannot be cured within 30 days of breach or (C) upon written notice to Seller given at any time after January 31, 1999 if all of the conditions precedent set forth in
                     Section 7 hereof have not been met (provided that Seller shall have 10 business days after the notice to cure the failure of condition); or

               (iii) by Seller, (A) at any time if the representations
                     and warranties of Buyer contained herein were incorrect in any material respect when made or at any time thereafter, (B) upon the material breach by Buyer of any covenant of Buyer made herein which cannot be cured within 30 days of breach or (C) upon written notice to Buyer given at any time after January 31, 1999 if all of the conditions precedent set forth in Section 8 hereof have not been met (provided that Buyer shall have 10 business days after the notice to cure the failure of condition).

          (b) If Buyer terminates this Agreement for any reason, then, 60 days after the date of termination, (a) all amounts outstanding under the Loan Agreement dated as of September 14, 1998 between Buyer and Seller will be due and payable,
               (b) Seller will reimburse Buyer for out-of-pocket expenses incurred during its due diligence investigation, and (c) Seller will pay a $25,000 cancellation fee.

     11.2 EXPENSES. If the Closing is completed, insurance costs, sales, use and transfer taxes arising out of the transactions contemplated herein, and legal, accounting and other costs and expenses incurred in connection with the transactions contemplated herein shall be borne by Buyer. If this Agreement is terminated without a Closing, except as otherwise provided herein, legal, accounting and other costs and expenses incurred in connection with the transactions contemplated herein shall be paid by the party incurring such expenses.

     11.3 NOTICES.

          (a) All notices and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been given upon receipt by (1) personal delivery, (2) telephonically confirmed fax, (3) receipted courier service or (4) certified or registered mail, return receipt requested, addressed as shown below. Refusal to accept delivery shall be deemed receipt. All notices shall be directed to the following addresses:

               (i)  If to Seller:

                    Cavion Technologies, Inc.
                    7475 Dakin Street, Suite 607
                    Denver, Colorado 80221-6920
                    Fax: 303-657-8210
                    Voice:  303-657-8212
                    Attn:   Chief Executive Officer

               (ii) If to Buyer:

                    Network Acquisitions, Inc.
                    5325 S. Valentia Way, Suite 220
                    Englewood, CO 80111
                    Fax: 303-740-9013
                    Voice:  303-740-9013
                    Attn:   Caron Harte

          (b) Any party hereto may change the address to which notices shall be directed under this Section 11.3 by giving written notice of such change to the other party.

     11.4 WAIVERS. The rights and remedies under this Agreement shall be cumulative and not exclusive of any rights or remedies which the parties hereto otherwise would have. No failure or delay in exercising any right shall operate as waiver of such right. Any waiver or indulgence granted shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing at variance with the terms of the Agreement such as to require further notice of the intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not, in any way, affect the ability of the parties, in their sole discretion, to exercise any rights available to them under this Agreement.

     11.5 COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

     11.6 GOVERNING LAW; BINDING EFFECT. This Agreement and each of the other Documents attached hereto or contemplated hereby have been delivered to and shall be deemed to have been made in Englewood, Colorado, and shall be interpreted, and the rights and liabilities of the parties hereto shall for all purposes be governed by and construed and enforced without giving effect to the principles of conflicts of laws, in accordance with the laws of the State of Colorado applicable to agreements executed, delivered and performed within such State.

     11.7 HEADINGS. The headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

     11.8 AMENDMENT AND WAIVER. Neither this Agreement nor any term hereof may be amended orally, nor may any provision hereof be waived orally but only by a written instrument signed by the parties hereto.

     11.9 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement and the other documents described or contemplated herein embody the entire agreement and understanding among the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof.

     11.10 DRAFTING PARTY. This Agreement expresses the mutual intent of the Buyer and Seller. Accordingly, regardless of the party preparing any document, the rule of construction against the drafting party shall have no application to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed by their duly authorized officers as of the day and year first above written.

CAVION TECHNOLOGIES, INC.               NETWORK ACQUISITIONS, INC.


/s/Craig E. Lassen                      /s/Caron Harte
By: Craig E. Lassen, CEO                By: Caron Harte, President






                             LIST OF SCHEDULES


SCHEDULE NUMBER                    DESCRIPTION
---------------                    -----------

1.1(a)                             Description of Facilities
2.8                                List of Employees
3.4                                Financial Statements
3.5                                Contingent Liabilities
3.6                                Certain Changes or Events
3.8                                Tax Matters
3.9                                Litigation and Investigations
3.10                               Material Contracts
3.11                               Licenses and Permits
3.13                               Accounts Receivable
3.14                               Accounts Payable
3.15                               Salaried Employees
3.16                               Intellectual Property
3.17                               Related Party Transactions
4.4                                Buyer Financial Statements
4.5                                Buyer Obligations
4.6                                Capitalization of Buyer
7.7                                Liabilities to be Deferred



EXHIBIT NUMBER                     DESCRIPTION
--------------                     -----------

2.3(a)                             Bill of Sale, Assignment and Assumption
                                   Agreement
7.4                                Form of Contract for Employment
8.8                                Agreement for Sharing of Dilution